EXPANSION RIGHTS AND RIGHT OF FIRST REFUSAL AGREEMENT

This EXPANSION RIGHTS AND RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into on, and effective as of, February 28, 2017 among PBF Energy Company LLC, a Delaware limited liability company (“PBF”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), and PBF Logistics LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

A.    PBF and the Partnership entered into a Contribution Agreement, dated February 15, 2017 (the “Contribution Agreement”), whereby PBF agreed to contribute all of the outstanding limited liability company membership interests in Paulsboro Natural Gas Pipeline Company LLC, a Delaware limited liability company (“PNGPC”), to the Partnership in exchange for the consideration described therein and expressly conditioned upon the execution of this Agreement;

B.    As of the date hereof, the closing of the transactions contemplated under the Contribution Agreement has occurred, and PNGPC and Paulsboro Refining Company, LLC (“Paulsboro Refining”) have entered into a Precedent Agreement, pursuant to which Paulsboro Refining has agreed to ship natural gas on the PNG Pipeline (as defined below) on the terms set forth therein; and

C.    The PNG Pipeline currently consists of an 8” pipeline, but PNGPC has begun the construction of a new 24” pipeline (the “New Pipeline”) to replace a portion of the existing pipeline.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto herby agree as follows:

1.    Definitions. As used in the Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” is defined in the Contribution Agreement.

“Agreement” is defined in the introduction to this Agreement.

“Contribution Agreement” is defined in the recitals to this Agreement.

“control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities, by contract or otherwise.

“General Partner” is defined in the introduction to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“New Pipeline” has the meaning set forth in the Recitals.

“Partnership” is defined in the introduction to this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, dated as of September 15, 2014.

“Partnership Change of Control” means that PBF ceases to control the general partner of the Partnership.

“Partnership Entity” means the Partnership, and any Person controlled, directly or indirectly, by the Partnership.

“Paulsboro Refining” is defined in the recitals to this Agreement.

“PBF” is defined in the introduction to this Agreement.

“PBF Phase II Expansion Transaction” is defined in Section 3 below.

“Phase II Expansion” means any project that includes (i) any lateral pipeline that runs from the PNG Pipeline and/or (ii) any interconnection of the PNG Pipeline with another pipeline or other facility and/or (iii) any expansion of the services provided.

“Phase II Expansion ROFR” is defined in Section 2(a) below.

“Phase II Person” means any Person (other than a Partnership Entity) that directly or indirectly owns a Phase II Expansion or an undivided interest therein.

“Phase II Person ROFR” is defined in Section 2(a) below.

“PNG Pipeline” means (i) the existing natural gas pipeline owned by PNGPC that originates Delaware County, Pennsylvania, at an interconnection with Texas Eastern pipeline, runs under the Delaware River and terminates at the delivery point to the refinery owned by Paulsboro Refining in Gloucester County, New Jersey and (ii) the New Pipeline.

“PNGPC” is defined in the recitals to this Agreement.

“PNGPC ROFR” is defined in Section 2(a) below.

“Proposed Transaction” is defined in Section 2(b).

“ROFR Asset/Interest” means each of the assets and/or equity interests set forth in clauses (i) through (iii) of Section 2(a) as being subject to the right of first offer described in Section 2(a).

“ROFR Governmental Approval Deadline” is defined in Section 2(d).

“ROFR Notice” is defined in Section 2(b).

“ROFR Period” is defined in Section 2(a).

“ROFR Response” is defined in Section 2(b).

2.    Right of First Refusal.

(a)    The Partnership hereby grants to PBF a right of first refusal as detailed in this Section 2 to the extent that (i) a Partnership Entity proposes to construct a Phase II Expansion (a “Phase II Expansion ROFR”), (ii) a Partnership Entity proposes to acquire a Phase II Expansion, an undivided interest therein or any direct or indirect equity interest in a Phase II Person (a “Phase II Person ROFR”) or (iii) a Partnership Entity proposes to sell or otherwise transfer the PNG Pipeline, any undivided interest therein or any direct or indirect equity interest in PNGPC (the “PNGPC ROFR”), subject to the terms and provisions described in this Section 2 (other than, in the case of clause (iii), (x) a sale or transfer to a wholly-owned Affiliate of the transferring Partnership Entity and such transferee assumes in writing the obligations under this Section 2 with respect to such ROFR Asset/Interest or (y) in connection with the foreclosure on such ROFR Asset/Interest by any lender under any credit agreement of the Partnership Entities).

(b)    If (i) a Phase II Expansion is proposed, (ii) a Partnership Entity proposes to acquire a Phase II Expansion, an undivided interest therein or a direct or indirect equity interest in a Phase II Person, or (iii) the Partnership proposes to sell or otherwise transfer the PNG Pipeline, an undivided interest therein or any direct or indirect equity interest in PNGPC, in each case, the Partnership shall give notice in writing (a “ROFR Notice”) to PBF of its intention to do so. The ROFR Notice shall include any material terms, conditions and details as would be necessary for PBF to make a determination whether to acquire all of a portion the ROFR Asset/Interest (any such acquisition, a “Proposed Transaction”). PBF shall have 90 days following receipt of the ROFR Notice to exercise its applicable right of first refusal by providing a written response (a “ROFR Response”) to the Partnership. The ROFR Response shall set forth the terms and conditions (including, without limitation, the purchase price that PBF proposes to pay and the other material terms of the purchase including, if applicable, the terms of any services agreement relating to the PNG Pipeline and/or a Phase II Expansion, as applicable, that would be entered into upon closing of the Proposed Transaction) pursuant to which PBF would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFR Response is delivered by PBF within such 90-day period, then PBF shall be deemed to have waived its right of first refusal with respect to such ROFR Asset/Interest.

(c)    Upon delivery by PBF of such ROFR Response within the required period, the Parties shall negotiate in good faith to enter into (and/or have one or more of their respective Affiliates enter into) a definitive agreement providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFR Response including, if applicable, a service agreement relating to the PNG Pipeline and/or the Phase II Expansion, as applicable, to be entered into upon closing of the Proposed Transaction. Unless otherwise agreed between PBF and the Partnership, the terms of such definitive agreement shall include the following:

(i)    to the extent that the Proposed Transaction relates to a Phase II Person ROFR or a PNGPC ROFR, PBF will agree to deliver the purchase price (in cash, an interest-bearing promissory note, or any combination thereof agreed to by the Parties);

(ii)    to the extent that the Proposed Transaction relates to a Phase II Expansion ROFR, at Closing, PBF will proportionately assume the funding obligations with respect to the Phase II Expansion; and shall acquire an interest in PNGPC reflecting its contribution and entitling it to a priority return thereon;

(iii)    the Partnership will represent that it has good and marketable title to the ROFR Asset/Interest that is sufficient to operate the PNG Pipeline and/or the Phase II Expansion, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the PNG Pipeline and/or the Phase II Expansion, as applicable, plus any other such matters as PBF may approve;

(iv)    the Partnership will grant PBF the right, exercisable at PBF’s risk and expense, to make such surveys, tests and inspections of the PNG Pipeline and/or Phase II Expansion, as applicable, as PBF may deem desirable, so long as such surveys, tests or inspections do not damage the PNG Pipeline and/or Phase II Expansion, as applicable, or interfere with the activities of Partnership or the operation of the PNG Pipeline and/or the Phase II Expansion, as applicable (except that any invasive or destructive testing shall be subject to the reasonable approval of the Partnership), with such right exercisable by PBF from and after the delivery of the ROFR Notice, except in the case of the acquisition by a Partnership Entity of a Phase II Expansion, an undivided interest therein or an equity interest in a Phase II Person, in which case, such right shall be exercisable from and after the closing of the acquisition of such ROFR Asset/Interest by the Partnership; provided, that, prior to such closing, the Partnership shall use commercially reasonable efforts to cause the seller of such Phase II Expansion, undivided interest therein or equity interest in a Phase II Person to provide the rights described in this Section 2(c)(iv) as promptly as possible following the delivery of the ROFR Notice;

(v)    PBF will have the right to terminate its obligation to purchase the ROFR Asset/Interest under this Section 2 if the results of any searches under Section 2(c)(iii) or (iv) above are, in the reasonable opinion of PBF, unsatisfactory;

(vi)    the closing date for the purchase of the ROFR Asset/Interest shall occur no later than (A) 180 days following receipt by the Partnership of the ROFR Response or, (B) in the case of the acquisition by a Partnership Entity of a Phase II

Expansion or an equity interest in a Phase II Person, 180 days following the closing of the acquisition of such ROFR Asset/Interest by the Partnership, in each case, unless otherwise agreed to by the Parties;

(vii)    the Parties shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any Proposed Transaction contemplated by this Section 2, including causing their respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(viii)    the Parties acknowledge that all potential Proposed Transactions pursuant to this Section 2 are subject to obtaining any and all required written consents of Governmental Authorities or other third parties and neither Party shall have any obligation to consummate a Proposed Transaction if any such consents have not been obtained, except for such consents that would not have a material adverse effect on PNGPC of its business or the operation of the PNG Pipeline and/or Phase II Expansion, as applicable; and to the extent PBF elects to waive such obligation with respect to any consent.

(d)    The Parties shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, within 12 months of the deadline in Section 2(c)(vi), then the Partnership shall be free to enter into a Proposed Transaction with any third party pursuant to Section 2(e).

(e)    If PBF has not timely delivered a ROFR Response as specified above with respect to a Proposed Transaction that is subject to a ROFR Notice, the owner of the ROFR Asset shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFR Notice. If such Proposed Transaction with PBF is not consummated by the applicable deadline provided for in Section 2(c)(vi) or, if applicable, Section 2(d), the Partnership shall be free to enter into a Proposed Transaction with any third party on terms and conditions that are no more favorable to such third party than those proposed in respect of PBF in the ROFR Response.

(f)    If a Proposed Transaction with a third party is not consummated as provided in Section 2(e) within nine months of, as applicable, PBF’s failure to timely deliver a ROFR Response with respect to such Proposed Transaction that is subject to a ROFR Notice, the applicable deadline provided for in Section 2(c)(vi) or Section 2(d), then, in each case, the Partnership may not consummate the Proposed Transaction described in such ROFR Notice without complying again with the provisions of this Section 2.

(g)    Notwithstanding the foregoing provisions of this Section 2, in the case of a Proposed Transaction where the Partnership would acquire a Phase II Expansion, an undivided interest therein or a direct or indirect equity interest in a Phase II Person, with the prior consent of the Partnership and the seller of such Phase II Expansion, undivided interest therein or equity interest in a Phase II Person, PBF may elect to acquire such Phase II Expansion, undivided interest therein or equity interest in a Phase II Person directly from such seller.

3.    Expansion Rights. The Partnership also agrees that PBF shall have the right at any time to cause the Partnership and PNGPC to construct a Phase II Expansion, at PBF’s sole cost, in exchange for which PBF will acquire an interest in PNGPC reflecting its contribution and entitling it to a priority return thereon (the “PBF Phase II Expansion Transaction”). The Parties shall enter into (and/or have one or more of their respective Affiliates enter into) a definitive agreement providing for the consummation of the PBF Phase II Expansion Transaction including, if applicable, a service agreement relating to the PNG Pipeline and/or the Phase II Expansion.
4.    Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware. The Parties agree to the venue and jurisdiction of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement.
5.    Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) business days after mailing, provided said notice is sent first class, postage prepaid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by email, one (1) business day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to PBF Holding:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Matthew Lucey, President
Telecopy No: (973) 455-7562
Email: matthew.lucey@pbfenergy.com

If to PBF Energy:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty, Esq., General Counsel
Telecopy No: (973) 455-3654
Email: trecia.canty@pbfenergy.com

If to the Partnership Group:

PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young, Chief Financial Officer
Telecopy No: (973) 455-7562
Email: erik.young@pbfenergy.com
with a copy, which shall not constitute notice, to:

PBF Logistics LP
c/o PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena, Senior VP, Logistics
Telecopy No: (973) 455-7562
Email: jim.fedena@pbfenergy.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
6.    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
7.    Termination of Agreement. This Agreement may be terminated by the PBF upon a Partnership Change of Control.
8.    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
9.    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.
10.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
11.    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

12.    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

13.    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first above written.

PBF ENERGY COMPANY LLC

By: /s/ Matthew Lucey
Name: Matthew Lucey
Title: President

PBF LOGISTICS GP LLC

By: /s/ Erik Young
Name: Erik Young
Title: Senior Vice President & Chief Financial
Officer

PBF LOGISTICS LP
By:    PBF Logistics GP LLC,
its general partner

By: /s/ Erik Young
Name: Erik Young
Title: Senior Vice President & Chief Financial
Officer

Expansion Rights and Right of First Refusal Agreement